Exhibit 11


                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                  Primary and Fully Diluted Earnings Per Share
               For the Three Months Ended March 31, 1995 and 1994
                 (Amounts in thousands except per share amounts)


                                                      Three Months Ended
                                                           March 31
                                                       1995        1994

Shares for computation of primary and
  fully diluted earnings per share:

    Average number of shares outstanding              158,400     156,500

    Common stock equivalents:
      Shares issuable assuming
         conversion of debentures                        4,200       4,200

      Stock options                                        700       1,400

                                                       163,300     162,100


Net income, adjusted to basis of
  earnings per share:

    Net income                                        $74,400     $65,300
    Add interest on convertible
      debentures, net of tax                            1,500       1,500

                                                      $75,900     $66,800


Primary and fully diluted earnings per
  share                                                  $.47        $.42

Earnings per share as reported                           $.47        $.42



    This calculation is submitted in accordance with Regulation S-K Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for either period was less than 3 percent.